As filed with the Securities and Exchange Commission on September 25, 2023

Registration No. 333-253318

Registration No. 333-263672

Registration No. 333-270529

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-253318

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-263672

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-270529

UNDER

THE SECURITIES ACT OF 1933

Decibel Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-4198709
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1325 Boylston Street, Suite 500 Boston, Massachusetts	02215
(Address of Principal Executive Offices)	(Zip Code)

2015 Stock Incentive Plan, as amended

2021 Stock Incentive Plan

Amended and Restated 2021 Employee Stock Purchase Plan

(Full Title of the Plan)

Nouhad Husseini

Managing Director

Decibel Therapeutics, Inc.

1325 Boylston Street, Suite 500

Boston, Massachusetts 02215

(Name and Address of Agent for Service)

(617) 370-8701

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Decibel Therapeutics, Inc., a Delaware corporation (“Decibel”), on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-253318, registering (i) 2,682,347 shares of common stock, par value $0.001 per share, of Decibel (“Common Stock”) issuable under the 2015 Stock Incentive Plan, as amended; (ii) 1,685,555 shares of Common Stock issuable under the 2021 Stock Incentive Plan (the “2021 Plan”); and (iii) 566,037 shares of Common Stock issuable under the 2021 Employee Stock Purchase Plan (as amended and restated, the “2021 ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 19, 2021;

2.

Registration Statement No. 333-263672, registering (i) 998,079 shares of Common Stock issuable under the 2021 Plan; and (ii) 249,519 shares of Common Stock issuable under the 2021 ESPP, which was filed with the Commission on March 18, 2022; and

3.

Registration Statement No. 333-270529, registering (i) 998,580 shares of Common Stock issuable under the 2021 Plan; and (ii) 249,645 shares of Common Stock issuable under the 2021 ESPP, which was filed with the Commission on March 14, 2022.

On September 25, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of August 8, 2023 (the “Merger Agreement”), by and among Decibel, Regeneron Pharmaceuticals, Inc., a New York corporation (“Regeneron”), and Symphony Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Regeneron (“Purchaser”), Purchaser merged with and into Decibel, with Decibel surviving as a wholly owned subsidiary of Regeneron.

As a result of the transactions contemplated by the Merger Agreement, Decibel has terminated all offerings of its securities pursuant to the Registration Statements. Decibel, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no securities registered by Decibel pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, New York on this 25th day of September, 2023.

DECIBEL THERAPEUTICS, INC.

By:	/s/ Nouhad Husseini
	Name:	Nouhad Husseini
	Title:	Managing Director

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.